Exhibit (r)(2)

Code of Ethics Directive

Place, Date of Introduction:	New York, 31 July 2014

Updated on:	16 October 2015

Issued by:	Board of Directors, Partners Group (USA) Inc.

Valid for the following entities:

Partners Group (USA) Inc.

1	Introduction

In an effort to avoid conflicts of interest and protect its clients from improper behavior, Partners Group (USA) Inc. (the “Adviser”) has adopted this Code of Ethics Directive (the “Code”) containing provisions designed to maintain high standards of business conduct, compliance with federal securities laws and to also address the prevention of misuse of material non-public information, reporting of political contributions, restrictions on the acceptance of significant gifts, preclearance of personal securities transactions, reporting of personal investments and privacy of clients’ non-public information.

The Adviser’s Chief Compliance Officer, with the support and assistance of the Adviser’s and its affiliates compliance team and/or external parties, will administer, facilitate and support compliance with this Code.

2	Definitions

Adviser – Partners Group (USA) Inc., a registered investment adviser under the U.S. Investment Advisers Act of 1940, as amended (the “Act”).

Access Persons – under rule 204A-1 of the Act, an Access Person is a Supervised Person (defined below) who has access to nonpublic information regarding the Adviser’s clients' purchase or sale of securities; has access to nonpublic information regarding the portfolio holdings of a client of the Adviser that is a Reportable Fund, or who is involved in making securities recommendations to clients or who has access to such recommendations that are nonpublic.

The Adviser includes as Access Persons each permanent employee of the Adviser or any relying adviser as well as each member of the Liquid Private Markets Team and the Partners Group investment committees listed below:

-	Global Portfolio Strategies Committee
-	Global Investment Committee
-	Specialized Investment Committees (excluding for the avoidance of doubt the Legal Investment Committees)

The members of each investment committee referred to above are listed by name in the appendices of the Investment Policy Private Markets within Partners Group’s Compliance Management Program, which can be found in PRIMERA Wiki, the Adviser’s internal knowledge sharing platform.

The Adviser also includes as Access Persons temporary employees of the Adviser with contracts lasting longer than six months.  The Adviser’s Chief Compliance Officer may also identify as Access Persons certain temporary employees with contracts lasting less than six months if, in the Chief Compliance Officer’s judgment, the duties of the temporary employee merit such treatment.

Affiliates – definition includes the Adviser’s parent company Partners Group Holding AG and its worldwide affiliates.

Chief Compliance Officer– the Chief Compliance Officer of the Adviser, as appointed by the Adviser pursuant to Rule 206(4)-7 of the Act (the “CCO”).

Client - any separate account mandate, commingled fund or any registered investment company that has a direct contractual relationship with the Adviser.

Compliance Management Program – the executive committee memorandum containing Partners Group’s compliance management program adopted by the Adviser and all of its Affiliates.

Initial Public Offering – is a type of public offering where shares of stock in a company (securities that are registered under the Securities Act of 1933) are sold to the general public on a securities exchange for the first time and the issuer was not subject to the reporting requirements of the Securities Exchange Act of 1934 immediately before the registration.

Material Non-Public Information - information for which there is a substantial likelihood that a reasonable investor would consider important in making an investment decision or information that is reasonably certain to have a substantial effect on the price of a security and that is non-public, meaning that it has not been effectively communicated to the investing public.

Overflow Primary Investment – an investment fund managed by a third party where Partners Group’s investment funds and clients have satisfied their demand for such fund.

Partners Group – may include Partners Group Holding AG and all of its affiliated group companies.

Private Placement – an offering of securities that is exempt from registration under the Securities Act of 1933 pursuant to section 4(2) or section 4(5) or pursuant to Regulation D, as promulgated and amended. Generally speaking, a Limited Offering refers to a privately placed security, e.g. a hedge fund interest or private equity fund interest.

Reportable Fund – any fund for which the Adviser serves as investment adviser as defined in section 2(a)(20) of the Investment Company Act of 1940; e.g. Partners Group Private Equity (Master Fund) LLC.

Reportable Securities –“reportable security” refers to any instrument commonly known as a security, except for (i) direct obligations with any Organization for Economic Co-operation and Development (“OECD”) government or related entity, i.e. Government bonds or similar instrument; (ii) bank deposits (whether securitized or unsecuritized); (iii) investment grade debt instruments with a maturity of less than 365 days; (iv) shares issued by money market funds; (v)  shares or units issued by investment companies or open-end funds, which are unaffiliated with Partners Group, where such investment instruments are regulated by OECD financial services authorities or securities commissions; and (vi) shares issued by unit investment trusts that are invested exclusively in one or more open-end funds. For the avoidance of doubt, Exchange-Traded Funds

(“ETFs”) are reportable securities.

Awards of Partners Group Holding AG shares made by Partners Group to Access Persons are excluded from the definition of Reportable Securities until such awards have vested with the employee.  This covers both equity awards as well as options.

Supervised Person – under Section 202(a) of the Act, Supervised Person means any partner, officer, director (or other person occupying a similar status or performing similar functions), or employee of an investment adviser, or other person who provides investment advice on behalf of the investment adviser and is subject to the supervision and control of the investment adviser.

The Adviser includes as Supervised Persons all Access Persons as listed above in the second paragraph of the definition of Access Person and all temporary employees regardless of contract length.  In addition, the Adviser defines “persons associated with the Adviser” in the meaning of Section 202(a) and Section 204A of the Act as Supervised Persons and as such, given that Partners Group Holding AG is the sole shareholder of the Adviser, each member of the Partners Group Holding AG Executive Committee, is also deemed a Supervised Person, but for the avoidance of doubt not an Access Person1.  The current members of the Partners Group Holding AG Executive Committee are listed in the below link:

http://wiki.partnersgroup.net/display/MANA/Corporate+Management

PRIMERA Wiki – Partners Group's proprietary internal platform for firm-wide knowledge sharing and collaboration as well as the documentation framework for the company’s operational internal control system. It allows all employees to document and share team-specific knowledge and provides access to corporate instructions, operational product information and process monitoring tools.  PRIMERA Wiki is located in the firm's intranet and contains additional policies and procedures not contained in this Code.

3	Fiduciary Standard

The Adviser owes a fiduciary duty to all of its clients.  All Supervised Persons of the Adviser are required to deal fairly, to act in our clients’ best interests at all times, and to make full and fair disclosure of material facts.  All Supervised Persons will act with competence, dignity, integrity, and in an ethical manner, when dealing with Clients, the public, prospects, third-party service providers and fellow Supervised Persons.  Supervised Persons must use reasonable care and exercise independent professional judgment when conducting investment analysis, making investment recommendations, trading, promoting the Adviser's services, and engaging in other professional activities.

[1]	The Executive Committee of Partners Group Holding AG has no involvement in making investment recommendations to the Adviser’s clients and has no access to such information, and as such the function of being a member of the Executive Committee does not give rise to classification as an Access Person under this Code.

The Adviser expects all Supervised Persons to adhere to the highest standards with respect to any potential conflicts of interest with Clients.  As a fiduciary, the Adviser must act in its Clients’ best interests.  Neither the Adviser, nor any Supervised Person should ever benefit at the expense of any Client.  Notify the CCO promptly if you become aware of any practice that creates, or gives the appearance of, a material conflict of interest.

Supervised Persons are generally expected to discuss any perceived risks, or concerns about the Adviser's business practices, with their direct supervisor.  However, if a Supervised Person is uncomfortable discussing an issue with their supervisor, or if they believe that an issue has not been appropriately addressed, they should bring the matter to the CCO’s attention or make a disclosure in accordance with the Anti-Fraud and Whistleblowing Policy within Partners Group's Compliance Management Program by emailing their concerns to whistleblowing@partnersgroup.com.

4	Compliance with U.S. securities laws

Supervised Persons must comply with all applicable U.S. securities laws.  Supervised Persons must maintain sufficient knowledge of all laws relevant to their duties and profession with the Adviser.

Supervised Persons are not permitted in connection with the purchase or sale, directly or indirectly, of a security held or to be acquired by a client:

1.	To defraud such client in any manner;

2.	To mislead such client, including by making a statement verbally or in writing that omits known material facts;

3.	To engage in any act, practice or course of conduct which operates or would operate as a fraud or deceit upon such client; or

4.	To engage in any manipulative practice with respect to such client.

5	Prevention of the misuse of material non-public information

To guarantee professional, candid, and confidential relationships to our clients, Supervised Persons shall maintain the confidentiality of all private information entrusted to us by our clients.  Material non-public information in connection with the Adviser’s investment management activities shall not be misused in violation of the Securities Exchange Act of 1934, Investment Company Act of 1940 or the Investment Advisers Act of 1940, as amended, or the rules and regulations thereunder. This includes any kind of illegal insider trading in public securities as well as the purchase or sale of private markets securities based on confidential information that has been misappropriated in violation of the Adviser’s fiduciary duties towards its clients and third parties.

The Adviser’s policies and procedures for the prevention of insider trading are set forth in the Prevention of Market Abuse Directive within the Compliance Management Program, and are hereby incorporated into this Code of Ethics.

Blackout Periods:

Supervised Persons may not:

1.	Purchase and/or sell Partners Group Holding AG shares from (i) June 23 of each year until twenty-four hours following the publication of the estimated assets under management; (ii) two weeks prior to and until twenty-four hours following the publication of the half-year report; (iii) December 23 of each year until twenty-four hours following the publication of the estimated assets under management; and (iv) four weeks prior to and until twenty-four hours following the publication of the annual report. Supervised Persons that work in the Finance, Communications or Management[2] teams have further restrictions on transacting in Partners Group Holding AG shares; such Supervised Persons should refer to Partners Group’s Prevention of Market Abuse Directive for specific instructions.

2.	Purchase, sell or otherwise trade securities that coincide or conflict with trades of the Adviser’s clients without the prior written consent of the CCO or his delegate.

6	Reporting of personal investments by Access Persons

Consistent with the requirements of the Adviser’s policies and directives and the applicable provisions of both the Investment Company Act of 1940 and the Investment Advisers Act of 1940, as amended, all Access Persons must disclose, in accordance with the reporting timeframes indicated below, all current holdings in Reportable Securities for themselves as well as their spouses (other than a legally separated or divorced spouse)/minor children/partners/people living in the same household.

1.	Initial Holdings Report - within ten (10) days of becoming an Access Person, each new Access Person is required to file electronically an Initial Holdings Report, current within forty-five (45) days of submission, setting forth the title and type of security, the exchange ticker symbol or CUSIP number, as applicable, the number of securities and principal amount of all Reportable Securities held by themselves as well as their spouses (other than a legally separated or divorced spouse)/minor children/partners/people living in the same household whose securities accounts the Access Person can influence.

2.	Annual Holdings Reports - on an annual basis, each Access Person is required to file by January 30, an annual holdings report listing all holdings in

[2]	The members of the Finance, Communications and Management teams are listed by each team under the “Organization” search function of the staff page found on Partners Group’s intranet.

3.	Reportable Securities held by themselves as well as their spouses (other than a legally separated or divorced spouse)/minor children/partners/people living in the same household whose securities accounts the Access Person can influence, current within forty-five (45) days of submission. Within this report, the Access Person must list the title and type of security, exchange ticker symbol or CUSIP number, as applicable, the number of shares held and principal amount, and a statement that the Access Person to the best of his or her knowledge has not undertaken any activity that could be considered as front/parallel running or as insider trading and that all information provided is true and accurate as of the date thereof.

Further, if the Access Person maintains an account that holds any type of security for the Access Person's direct or indirect benefit, the following information must also be disclosed as part of the Access Person's initial and annual holdings reports:

•	Name of the broker, dealer or bank with which this account is maintained;
•	Account number.

For the avoidance of doubt, such accounts must be disclosed regardless of whether they hold Reportable Securities. For example, a brokerage account that only holds mutual funds would need to be reported via initial and annual holdings reports, however transaction activity in such an account would not need to be disclosed in the Access Person's initial and annual holdings reports or reported via quarterly transaction reports which are discussed below.

4.	Quarterly Transaction Reports - All Access Persons must submit within thirty (30) days following the end of each calendar quarter a report listing all transactions involving Reportable Securities held by themselves as well as their spouses (other than a legally separated or divorced spouse)/minor children/partners/people living in the same household whose securities accounts the Access Person can influence executed during that preceding calendar quarter in the same form as the Annual Holdings Report. Where Access Persons have not undertaken any trading activity during the preceding quarter, they are permitted to state such to the Adviser.

Review of Access Person holding and transaction reports:

On not less than a quarterly basis, the CCO or his delegate will review Access Person transaction reports to determine whether any violations of this Code occurred over the last reporting period.  On not less than an annual basis the CCO or his delegate will also review Access Person annual holdings reports. Initial holding reports will be reviewed by the CCO or his delegate on an ad hoc, as needed basis.

Nondiscretionary Accounts:

Access Persons and their spouses (other than a legally separated or divorced spouse)/minor children/partners/people living in the same household whose securities accounts the Access Person can influence are not required to include in their initial, quarterly, and annual reports described above any holding or transaction information for accounts over which they have no direct or indirect influence or control.

For such accounts (e.g. a trust account where an independent trustee has been appointed to manage the investments) Access Persons and their spouses (other than a legally separated or divorced spouse)/minor children/partners/people living in the same household whose securities accounts the Access Person can influence must, on an annual basis, provide to the CCO or his delegate the certification form attached hereto as Appendix A.

Please note that should an Access Person or their spouses (other than a legally separated or divorced spouse)/minor children/partners/people living in the same household whose securities accounts the Access Person can influence begin to exercise influence or control over such accounts they must immediately notify the CCO or his delegate in writing. Further, the CCO retains the right to request reports of transactions and/or holdings in such accounts at his sole discretion.

Prior Written Approval Required:

Access Persons and their spouses (other than a legally separated or divorced spouse)/minor children/partners/people living in the same household whose securities accounts the Access Person can influence must obtain the written approval of the CCO or his delegate prior to directly or indirectly acquiring beneficial ownership in any United States Initial Public Offering (IPO) or Private Placement. Access Persons’ spouses (other than a legally separated or divorced spouse)/minor children/partners/people living in the same household whose securities accounts the Access Person can influence will obtain such prior written approval through an Access Persons’ receipt of such approval.

For the avoidance of doubt, new investments by Access Persons and their spouses (other than a legally separated or divorced spouse)/minor children/partners/people living in the same household whose securities accounts the Access Person can influence in Partners Group investment funds and Overflow Primary Investments do not require pre-approval.  However, such persons must obtain the prior written approval of the CCO or his delegate in the event they wish to sell or otherwise liquidate such Partners Group or Overflow Primary Investment holdings.

Prior written approval for the above listed transactions will be provided via Partners Group’s intranet based compliance tool.

Requests for the above listed transactions by the CCO will be approved by Partners Group’s General Counsel or his delegate.

7	Prohibition on transacting in public securities of private markets portfolio companies:

Access Persons and their spouses (other than a legally separated or divorced spouse)/minor children/partners/people living in the same household whose securities accounts the Access Person can influence are prohibited from trading for their own account or for the account of third-parties in public equity or debt securities and related derivative products, including options, swaps and synthetic instruments, in which Partners Group private market managed funds and mandates are directly invested, including for the avoidance of doubt direct investments through facilitating/enabling vehicles, (each a “Private Markets Portfolio Company”). Excluded from this restriction are listed securities held by portfolios managed by Partners Group’s listed private equity and listed private infrastructure team. For the avoidance of doubt, further excluded are transactions undertaken by a third party on behalf of an employee, including under a discretionary portfolio management arrangement, where the employee has not provided any transaction-level instruction to the third party in connection with the transactions.

A list of all Private Markets Portfolio Companies is readily available on the Partners Group intranet under “Private Markets Portfolio Companies List”.

8	Outside Business Activities

All Partners Group employees are subject to disclosure and pre-clearance obligations involving outside business activities pursuant to the Conflicts of Interest Directive within the Compliance Management Program, please refer to the Conflicts of Interest Directive section 3.6 for further details. These obligations are hereby incorporated into this Code of Ethics.  For a full explanation of this requirement please refer to the Conflicts of Interest Directive in the Compliance Management Program or contact Compliance.

9	Corporate opportunity

Supervised Persons are prohibited from: (a) misappropriating investment opportunities relating to the business of the Adviser, its clients or any of the Adviser’s affiliates and their respective clients, which are discovered through the use of corporate property, information or position; (b) using corporate property, information or position for personal gain; and (c) competing with the Adviser or any of its affiliates.

10	Political contributions

Supervised Persons and their spouses (other than a legally separated or divorced spouse)/minor children/partners/people living in the same household are subject to certain restrictions, disclosure obligations, and pre-clearance requirements pursuant to the Anti-bribery and Gifts Directive within the Compliance Management Program with respect to political contributions. These restrictions, obligations and requirements are hereby incorporated into this Code of Ethics.

11	Receiving and giving of gifts; Hospitality and other business events

Supervised Persons are subject to certain restrictions, disclosure obligations and pre-clearance requirements with respect to the giving or receipt of gifts and the acceptance or extension of invitations to hospitality or other business events pursuant to the Anti-bribery and Gifts Directive within the Compliance Management Program.  These restrictions, obligations and requirements are hereby incorporated into this Code of Ethics.

12	Code violations and reporting of code violations

Violation of the Code of Ethics may result in disciplinary action up to and including termination of employment.

Supervised Persons must promptly report any known violations of the Code of Ethics to the Adviser’s CCO.  The Adviser's CCO or his delegate will then determine the materiality of the breach and document accordingly.  Such reports will be treated confidentially to the extent permitted by law and investigated promptly and appropriately. No Supervised Person reporting a possible violation of this Code shall be subject to any form of retaliation.

13	Acknowledged receipt of code of the ethics

The Adviser will make available to all Supervised Persons a copy of its Code of Ethics and any material amendments thereto on an annual basis, which Supervised Persons are required to acknowledge in writing no less frequently than annually.  This Code also is available in the Adviser’s PRIMERA Wiki.

Furthermore, all new Supervised Persons must provide a written acknowledgement of their receipt and understanding of the Code of Ethics within 30 days of becoming a Supervised Person.

14	Annual review

The CCO, with the support and assistance of the Adviser’s and its affiliates Compliance team and/or external parties, will review, at least annually, the adequacy of the Code and the effectiveness of its implementation.

15	Additional information

This Code of Ethics does not summarize all laws, rules and regulations applicable to the Adviser, its Supervised Persons, officers and directors. Supervised Persons should refer to the various guidelines, policies, directives and Wiki pages, the Adviser has prepared on specific and applicable laws, rules and regulations.  The Adviser’s policies may be found in the Compliance Management Program which is also available in the Adviser's PRIMERA Wiki. Supervised Persons should consult with the CCO if they have questions about laws that may be applicable to the Adviser or its affiliates’ business.

Appendix A

Annual Non-discretionary Account Certification

In accordance with Rule 204A-1 (the “Rule”) under the Investment Advisers Act of 1940, I am considered to be an “access person” of Partners Group (USA) Inc. (“PG USA”) and subject to the Rule’s terms and conditions.  The Rule requires periodic reporting of my personal securities transactions and holdings to be made to PG USA.  However, as specified in the Rule, I am not required to submit any report with respect to securities held in accounts over which I have “no direct or indirect influence or control.”

I have retained a trustee or third-party manager (the “Manager”) to manage certain of my accounts. Following is a list of the accounts over which I have no direct or indirect influence or control (the “Accounts”):

Name of Broker, Dealer, or Bank	Account Name	Relationship to Manager (independent professional, friend, relative, etc.)

By signing below, I acknowledge and certify that:

1.	I have no direct or indirect influence or control over the Accounts;
2.	If my control over the Accounts should change in any way, I will immediately notify PG USA's Chief Compliance Officer in writing of such a change and will provide any required information regarding holdings and transactions in the Accounts pursuant to the Rule; and
3.	I agree to provide reports of holdings and/or transactions (including, but not limited to, duplicate account statements and trade confirmations) made in the Accounts at the request of PG USA's Chief Compliance Officer.

Access persons completing this certification on an annual basis, also acknowledge and certify the following:

1.	I did not suggest that the Manager make any particular purchases or sales of securities for the Accounts during the period [Month YEAR to Month YEAR];
2.	I did not direct the Manager to make any particular purchases or sales of securities for the Accounts during the period [Month YEAR to Month YEAR]; and
3.	I did not consult with the Manager as to the particular allocation of investments to be made in the Accounts during the period [Month YEAR to Month YEAR].

Name:

Signature:

Date: